Exhibit 99.1

OPTAVIA® Celebrates Record-Breaking Attendance at Largest Annual Convention
Nearly 6,000 OPTAVIA Coaches Gathered for Training Seminars and Workshops in St. Louis, MO

BALTIMORE, MD., July 24, 2018 – Medifast, Inc. (NYSE: MED), a leading manufacturer and provider of clinically proven, healthy living products and programs, today announced its lifestyle brand, OPTAVIA, hosted its largest event in company history in St. Louis from July 19 through July 22, 2018.

"Convention is an opportunity for our OPTAVIA Community to learn, grow, and celebrate the incredible health transformations they create every day,” said Nick Johnson, Market President of OPTAVIA, USA. “This year, we launched several key initiatives and products focused on providing our Coaches with the tools they need to continue to advance our mission of lifelong transformation, one healthy habit a time.”

Several announcements were made at the event including:

•	International Expansion: OPTAVIA Coaches and corporate staff conducted training to prepare Coaches for the Company’s 2019 expansion into the Asia-Pacific markets of Hong Kong and Singapore.
•	Purposeful Hydration™: The Company’s new hydration system, Purposeful Hydration, was announced as the newest healthy habit within the OPTAVIA product portfolio. Purposeful Hydration will be available to OPTAVIA Coaches and their Clients on August 13, 2018.
•	Healthy Habits For All™: The Company introduced Healthy Habits For All, designed to make healthy habits second nature for underserved communities through education and access. Medifast will fund the program with $2.5 million over the next five years.
•	International Leadership Advancement Trip: The Company unveiled a new event for 2019, the International Leadership Advancement Trip. Designed to reward qualifiers with exclusive trainings and development opportunities, this trip will take place from March 17 through March 24, 2019 on Royal Caribbean’s Harmony of the Seas®.

OPTAVIA Convention 2019 will be held in Orlando, Florida, from July 25 through July 28, 2019. For more information on OPTAVIA, visit www.OPTAVIA.com.

On July 20, 2018, at the OPTAVIA Convention, an OPTAVIA Coach made comments regarding the Company’s revenue outlook for the full year 2018, which could be perceived as updating guidance. The Company did not authorize this OPTAVIA Coach to make this comment. OPTAVIA Coaches are independent contractors and do not have the authority to speak on behalf of the Company. Accordingly, this information should not be relied upon for any purpose. As the Company announced on July 16, 2018, it will announce financial results for the quarter ending June 30, 2018, including an outlook for the full year 2018, and will conduct its quarterly conference call on Thursday, August 2, 2018 at 4:30pm ET.

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven, healthy living products and programs. The brand has been recommended by more than 20,000 doctors since its founding. Its integrated coach model offers the world optimal health by leveraging nearly 40 years of experience from medical, franchise, e-commerce, and direct selling channels. Medifast and its community of independent OPTAVIA Coaches embrace the future of wellness with a shared vision to offer the world lifelong transformation, one healthy habit at a time™. OPTAVIA is represented by a community of more than 16,000 OPTAVIA Coaches who teach Clients healthy habits, while offering support and guidance on their transformation journey. In 2018, Medifast announced it will expand into the Asia-Pacific markets of Hong Kong and Singapore in 2019 with its integrated coach model. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

Media Contact:

Jessica Oring

443.379.5269

Jessica.Oring@medifastinc.com